EXHIBIT 10.16

                               AMENDMENT TO LEASE


                  THIS AMENDMENT ("Agreement") is made as of the 21st day of November, 2000, by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (hereinafter called "Landlord"), and C.F.A. TECHNOLOGIES, INC., DBA DIGITAL BIOMETRICS, INC., a Delaware corporation (hereinafter called "Tenant").


BACKGROUND:

         A. Rowland Pond Investors, Landlord's predecessor-in-interest, and Tenant are parties to that certain Lease (together with all amendments thereto, the "Lease") dated as of November 7, 1989 and amended by Amendments dated December 29, 1989, May 1, 1991, May 19, 1993, October 8, 1993, August 4, 1994,
April 18, 1996, April 22, 1999, and January 20, 2000, with respect to certain Leased Premises (the "Leased Premises") in the Building known as 5600 Rowland Pond Center.

         B. Landlord and Tenant desire to amend the Lease to expand the Leased Premises and extend the lease term on the terms and conditions of this Agreement.


AMENDMENT:

         Now therefore, for good and valuable consideration, the receipt and legal sufficiency of which the parties acknowledge, the parties agree as follows:

1. Expansion of Leased Premises. Effective April 1, 2001, (the "Effective Date") that area of approximately 18,000 square feet, as depicted on the attached EXHIBIT A (the "Expansion Space"), will be added to the Leased Premises. From and after the Effective Date, the Leased Premises will contain a total of approximately 55,000 square feet and be known as Suite 250. Except as expressly provided in this Agreement, the Expansion Space will be leased on all of the terms and conditions of the Lease.

2. Lease Term. The Lease Term will be extended for an additional 7 year period until March 31, 2008.

3. Monthly Base Rent. On the Effective Date, Monthly Base Rent for the Leased Premises will be as follows:

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               Number of Months            Monthly Base Rent*      Net Rate
               ----------------            -----------------       --------
         April 1, 2001-March 31, 2002           $45,833.33       $10.00 s.f.
         April 1, 2002-March 31, 2003            46,750.00        10.20 s.f.
         April 1, 2003-March 31, 2004            47,666.67        10.40 s.f.
         April 1, 2004-March 31, 2005            48,583.33        10.60 s.f.
         April 1, 2005-March 31, 2006            49,500.00        10.80 s.f.
         April 1, 2006-March 31, 2007            50,416.67        11.00 s.f.
         April 1, 2007-March 31, 2008            51,333.33        11.20 s.f.

         * to be adjusted based on actual square footage

4. Additional Rent. Tenant will pay Tenant's Proportionate Share of Operating Expenses with respect to the Expansion Space. On the Effective Date, Tenant's Proportionate Share under the Lease for the Leased Premises shall be increased to 46.06%. The total square feet of Buildings 1 and 2 in the Project is 119,422 square feet.

5. Tenant Improvements. Landlord shall cause The Bainey Group as general contractor to complete the Expansion Space in accordance with the plans or the description of improvements and the specifications to be prepared by WCL Associates, Inc. Prior to January 1, 2001, Tenant will submit complete and final space plans and specifications prepared by WCL Associates, Inc., to Landlord for review and approval. Landlord will use all reasonable efforts to cause all necessary construction to be substantially completed ready for use and occupancy by Tenant on the Effective Date, subject to extension for delays due to any cause beyond the reasonable control of Landlord or Landlord's contractors or suppliers. All construction shall be done in a good and workmanlike manner and shall comply at the time of completion with all applicable laws and requirements of the governmental authorities having jurisdiction. Landlord agrees to complete such construction at Tenant's sole expense equal to the aggregate of all costs, expenses and fees incurred by or on behalf of Landlord in connection therewith (the "Tenant's Cost"), including without limitation (i) architectural, engineering and design costs, (ii) the cost charged to Landlord by Landlord's general contractor and all subcontractors for performing such construction, (iii) the cost to Landlord of performing directly any portion of such construction, and (iv) an administrative and construction management fee for Landlord's supervision of such construction in an amount equal to ___________ percent (____%) of the aggregate costs incurred by or on behalf of Landlord in connection with such construction. Landlord agrees to credit Tenant with an allowance equal to the lesser of the Tenant's Cost or $10.00 per square foot of the Leased Premises (the "Tenant Allowance"),. Tenant agrees to pay to Landlord, within ten (10) days of being billed therefor, the excess (if any) of the Tenant's Cost above the Tenant Allowance. In addition, Landlord agrees to make repairs, replacements and maintenance to the existing mechanical and electrical systems in the Leased Premises not to exceed One Hundred Thousand Dollars ($100,000).

6. Parking. Section 5 of the Lease is amended to provide that as of the Effective Date, there shall be 187 parking spaces available for Tenant at all times at the Building and no more


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


         than 187 parking spaces are to be occupied at any one time by the Tenant, its employees and invitees.

7. Waiver. Tenant waives all rights of expansion and rights to renew under the Lease including but not limited to Section 32 of the Lease, and the rights to expand the Leased Premises, Cancellation Option, and Option to Renew as provided in the Amendment to Lease dated April 18, 1996.

8.       Remedies. The following language is hereby added to Section 15 of the
         Lease:

         "In the event of a Default, Landlord will have the following rights:

                  (i) To charge a late payment fee equal to the greater of $100 or 5% of any amount owed to Landlord pursuant to the Lease which is not paid within 5 days after the due date; and

                  (ii) To enter and repossess the Leased Premises in compliance with all laws and remove all persons and all or any property therefrom, by action at law or otherwise, without being liable for prosecution or damages therefor, and Landlord may, at Landlord's option, make alterations and repairs in order to relet the Leased Premises and relet all or any part(s) of the Leased Premises for Tenant's account. Tenant agrees to pay to Landlord on demand any deficiency that may arise by reason of such reletting. In the event of reletting without termination of this lease, Landlord may at any time thereafter elect to terminate the Lease for such previous breach.

9. Contingency. This Amendment is contingent upon vacation of the Expansion Space by G. N. Resound Corp., the current occupant of the Expansion Space.

10. Right of First Opportunity. In the event any space at 5600 Rowland Road becomes available for lease at any time during the term of this Lease and any current occupants do not desire to remain in possession, Landlord shall give Tenant written notice of the availability of such space. Landlord will not enter into a binding agreement to lease such space to any third party for a period of 14 days following such notice of availability. The notice period is intended to afford Tenant the first opportunity to negotiate the lease of such space with Landlord.

11. Lease in Full Force. Except as expressly amended by this Agreement, all of the terms and conditions the Lease remain unmodified and continue in full force and effect. All capitalized terms used herein and not separately defined herein shall bear the meaning assigned to them in the Lease.


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


         IN WITNESS WHEREOF, the parties have executed this Amendment to Lease on the date first above written.

                  TENANT:              C.F.A. TECHNOLOGIES, INC., DBA,
                                       DIGITAL BIOMETRICS, INC.


                                       BY:    /S/ JOHN J. METIL
                                          --------------------------------------
                                          ITS: PRESIDENT
                                               ---------------------------------


                  LANDLORD:            LIBERTY PROPERTY LIMITED
                                       PARTNERSHIP

                                       BY: LIBERTY PROPERTY TRUST, ITS
                                           SOLE GENERAL PARTNER


                                           BY: /S/ ROBERT L. KIEL
                                               ---------------------------------
                                               ROBERT L. KIEL
                                               SENIOR VICE PRESIDENT
                                               REGIONAL DIRECTOR


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